UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2020
Date of Report (Date of earliest event reported)

Flotek Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

10603 W. Sam Houston Pkwy N.,
Suite 300
Houston, Texas 77064
(Address of principal executive office and zip code)

(713) 849-9911
(Registrant’s telephone number, including area code)

(Not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	FTK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 5, 2020, Flotek Industries, Inc. (the "Company") held its annual meeting of stockholders (the "Meeting"), as described in Item 5.07 of this Current Report on Form 8-K. Following the Meeting and receipt of stockholder approval, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment to its amended and restated certificate of incorporation to increase the authorized shares of common stock of the Company to up to 140,000,000 shares (the "Amendment"). The terms of the Amendment were previously disclosed in the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the "SEC") on April 3, 2020.

The foregoing description of the Amendment is qualified in its entirety by reference to its full text, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 5, 2020, the Company held the Meeting. At the Meeting, the stockholders elected all of the Company's nominees for directors, approved on a non-binding advisory basis the compensation of the Company's named executive officers, and approved the Amendment.

A total of 48,259,672 shares of the Company's common stock were present at the meeting in person or by proxy, which represented approximately 82% of the shares of the Company's common stock as of March 16, 2020, the record date for the Meeting. The results of the voting were as follows:

(1)    Proposal 1:    Election of Directors. Each director was elected as follows:

Name	For	Against	Abstain	Broker Non-Votes
Michelle M. Adams	27,021,867	1,821,071	61,332	19,355,402
Ted D. Brown	27,718,105	1,118,574	67,591	19,355,402
John W. Gibson, Jr.	27,637,317	1,231,905	35,048	19,355,402
Paul W. Hobby	27,541,221	1,305,391	57,658	19,355,402
David Nierenberg	26,435,862	2,322,467	145,941	19,355,402

(2)    Proposal 2:    Advisory Vote to Approve Executive Compensation. The compensation of the Company's named executive officers was approved, on a non-binding advisory basis, as follows:

For	Against	Abstain	Broker Non-Votes
24,730,482	4,054,149	119,639	19,355,402

(3)    Proposal 3:    Approval of Amendment to Amended and Restated Certificate of Incorporation to Increase the Number of Shares of Authorized Common Stock. The Amendment was approved as follows:

For	Against	Abstain
45,011,667	2,553,944	694,061

Item 8.01.	Other Events.

Due to the impacts of the COVID-19 outbreak, the Company expects that it will be unable to meet its filing deadline of May 11, 2020 for its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 (the "First Quarter 10-Q"), and intends to rely on the order issued by the SEC on March 25, 2020, Release No. 34-88465, that grants certain exemptions related to reporting requirements for certain public companies.

The expected inability of the Company to file the First Quarter 10-Q is a result of difficulties in communication between the Company's internal personnel and with external advisors during the COVID-19 emergency. The Company expects that it will be able to file its First Quarter 10-Q on or around May 19, 2020.

The following risk factor supplements the "Risk Factors" section in Part 1, Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 16, 2020:

The COVID-19 pandemic has significantly reduced demand for our services and may have a material adverse impact on our financial condition, results of operations and cash flows.

The effects of the COVID-19 (coronavirus) pandemic, including actions taken by businesses and governments, have resulted in a significant and swift reduction in international and U.S. economic activity. These effects have materially and adversely affected, and may continue to materially and adversely affect, the demand for oil and natural gas, as well as for our services and products. The decline in our customers’ demand for our services and products is likely to have a material adverse impact on our financial condition, results of operations and cash flows. In addition, we have adopted social distancing and work-from-home procedures, which have had and may continue to have an impact on the ability of employees and management of the Company to communicate and work efficiently.

While the full impact of the COVID-19 outbreak is not yet known, we are closely monitoring the effects of the pandemic on commodity demands and on our customers, as well as on our operations and employees. These effects may include adverse revenue and net income effects; disruptions to our operations; customer shutdowns of oil and gas exploration and production; employee impacts from illness, school closures and other community response measures; and temporary closures of our facilities or the facilities of our customers and suppliers.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits.

Exhibit Number	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Flotek Industries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: May 6, 2020	/s/ Nicholas J. Bigney
	Name:	Nicholas J. Bigney
	Title:	Senior Vice President, General Counsel & Corporate Secretary